Exhibit 5.1
ROBERT BARKER
Executive Vice President
General Counsel
February 10, 2009
Mueller Water Products, Inc.
1200 Abernathy Road, N.E.
Suite 1200
Atlanta, Georgia 30328
Ladies and Gentlemen:
          I am Executive Vice President and General Counsel of Mueller Water Products, Inc., a Delaware corporation (the “Company”), and I have been asked to render this opinion in connection with the Registration Statement on Form S-8 which the Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 8 million shares of Series A common stock (par value $0.01 per share) of the Company (the “Shares”) which are to be offered pursuant to the Mueller Water Products, Inc. Second Amended and Restated Stock Incentive Plan (the “Plan”).
          I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.
          In this regard, I am of the opinion that:
     1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.
     2. All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and consideration therefor in accordance with the Plan, will be legally issued, fully paid and nonassessable.
          I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above.
Very truly yours,
Robert Barker
Executive Vice President and General Counsel